EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INOMAX, LLC,

ZOMAX MERGER CORP.

AND

ZOMAX INCORPORATED

DATED AS OF AUGUST 8, 2006

i

4.2	Authority; No Conflict; Required Filings and Consents	25
4.3	Information Provided	26
4.4	Operations of the Buyer and the Merger Sub	26
4.5	Litigation	26
4.6	Financing	26
ARTICLE V CONDUCT OF BUSINESS		26
5.1	Covenants of the Company	26
5.2	Confidentiality	30
5.3	Support of Transaction	30
ARTICLE VI ADDITIONAL AGREEMENTS		31
6.1	No Solicitation	31
6.2	Proxy Statement	34
6.3	Nasdaq Quotation	35
6.4	Access to Information and Customers	35
6.5	Stockholders Meeting	36
6.6	Legal Requirements	36
6.7	Public Disclosure	38
6.8	Indemnification	38
6.9	Notification of Certain Matters	39
6.10	Exemption from Liability Under Section 16	40
6.11	Employee Compensation	40
6.12	Accrued Personal, Sick or Vacation Time	40
6.13	Service Credit	41
6.14	Resignations	41
6.15	Standstill Restrictions	41
ARTICLE VII CONDITIONS TO MERGER		42
7.1	Conditions to Each Party’s Obligation To Effect the Merger	42
7.2	Additional Conditions to Obligations of the Buyer and the Merger Sub	42
7.3	Additional Conditions to Obligations of the Company	43
ARTICLE VIII TERMINATION AND AMENDMENT		45
8.1	Termination	45
8.2	Effect of Termination	46
8.3	Fees and Expenses	46
8.4	Amendment	48
8.5	Extension; Waiver	48
ARTICLE IX MISCELLANEOUS		48
9.1	Nonsurvival of Representations, Warranties and Agreements	48
9.2	Notices	48
9.3	Entire Agreement	49
9.4	No Third Party Beneficiaries	50
9.5	Assignment	50
9.6	Severability	50
9.7	Counterparts and Signature	50

9.8	Interpretation	50
9.9	Governing Law	51
9.10	Remedies	51
9.11	Submission to Jurisdiction	51
9.12	Knowledge of the Company	52

TABLE OF DEFINED TERMS

Terms	Reference in Agreement

Accounts Receivable	Section 3.19(a)
Acquisition Proposal	Section 6.1(e)
Action	Section 3.12
Affiliate	Section 3.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Articles of Merger	Section 1.1
Bankruptcy and Equity Exception	Section 3.3(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Change in the Company Recommendation	Section 6.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.5
Company Board	Recitals
Company Charter Documents	Section 3.1(b)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employees	Section 3.14(a)
Company Employee Plans	Section 3.14(a)
Company Intellectual Property	Section 3.10(a)
Company Inventories	Section 3.19(b)
Company Knowledge	Section 9.12
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.11(a)
Company Meeting	Section 3.3(d)
Company Permits	Section 3.16
Company Recommendation	Section 6.2
Company Restricted Stock	Section 2.3(a)(i)
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 2.3(a)(i)
Company Stock Plans	Section 2.3(a)(i)
Company Stockholder Approval	Section 3.3(a)
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.11
Contract	Section 3.3(b)

Terms	Reference in Agreement
Costs	Section 6.8(a)
Dissenting Shares	Section 2.4(a)
DOJ	Section 8.1(b)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.1(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Expenses	Section 8.3(a)
Foreign Benefit Plan	Section 3.14(h)
FTC	Section 8.1(b)
GAAP	Section 3.4(a)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.3(c)
Impaired Inventory	Section 3.19(b)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(a)
Investments	Section 3.1(d)
IP Agreements	Section 3.10(b)
Law	Section 3.3(b)
Lease Documents	Section 3.8(b)
Leased Properties	Section 3.8(b)
Liens	Section 3.1(c)
MBCA	Recitals
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
Option Consideration	Section 2.3(b)
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.8(a)
Permitted Liens	Section 3.8(a)
Person	Section 2.2(a)
Pre-Closing Period	Section 5.1
Properties	Section 3.8(b)
Proxy Statement	Section 3.4(b)
PSV Policies	Section 6.12
Required Company Stockholder Vote	Section 3.3(d)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.1(a)
Securities Act	Section 3.4(b)

v

Terms	Reference in Agreement
Special Committee	Recitals
Subsidiary	Section 3.1(a)
Subsidiary Charter Documents	Section 3.1(b)
Superior Proposal	Section 6.1(e)
Surviving Corporation	Section 1.3
Surviving Corporation Employee Plan	Section 6.13
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Termination Date	Section 8.1
Transactions	Section 3.1(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 8, 2006, by and among Inomax, LLC, a Delaware limited liability company (the “Buyer”), Zomax Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of the Buyer (the “Merger Sub”), and Zomax Incorporated, a Minnesota corporation (the “Company”).

RECITALS

A.                                   The Board of Directors of the Buyer and an independent special committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company;

B.                                     The acquisition of the Company shall be effected through a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with the terms of this Agreement and the Minnesota Business Corporation Act (the “MBCA”), as a result of which the Company shall become a wholly-owned subsidiary of the Buyer; and

C.                                     The respective Boards of Directors of the Buyer and the Merger Sub, and the Special Committee deem it advisable and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Merger Sub and the Company agree as follows:

ARTICLE I
THE MERGER

1.1                                 Effective Time of the Merger. Subject to the provisions of this Agreement, at or prior to the Closing, the Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of Minnesota articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Merger Sub and the Company in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Minnesota or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.2                                 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Minneapolis time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day (as defined below) after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis,

Minnesota, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Minneapolis, Minnesota are permitted or required by law, executive order or governmental decree to remain closed.

1.3                                 Effects of the Merger. At the Effective Time, the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company (the Company surviving the Merger is sometimes referred to herein as the “Surviving Corporation”) and Surviving Corporation shall become the wholly-owned subsidiary of the Buyer. The effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MBCA. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4                                 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable Law.

1.5                                 Bylaws. At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time and as set forth in Exhibit B attached hereto, shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.6                                 Directors and Officers of the Surviving Corporation.

(a)                                  The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b)                                 The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

2.1                                 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(a)                                  Capital Stock of the Merger Sub. Each share of the common stock, no par value, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock of the Company (“Company Common Stock”) that are (i) held in treasury of the Company or (ii) owned by the Buyer, the Merger Sub or any other wholly-owned Subsidiary of the Buyer immediately prior to the Effective Time, if any, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                                  Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time, including Company Restricted Stock described in Section 2.3 below, shall be automatically converted into the right to receive an amount in cash equal to $2.09 per share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)                                 Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time; provided this section shall not be deemed to authorize any such change with respect to the Company Common Stock.

2.2                                 Exchange of Certificates. The procedures for exchanging certificates representing shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a)                                  Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit with a bank, trust company or other Person (as defined below) (the identity of which bank, trust company or other Person shall be mutually acceptable to the Buyer and the Company) (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Exchange Agent as directed by Buyer; provided, however, that the Exchange Fund shall not be invested in any manner that would preclude, limit or delay the Exchange Agent from timely making all payments contemplated by this Article II; and provided, further, that, if invested, such investments shall be in short-term obligations of, or short-term obligations guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. For purposes of this Agreement, “Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

(b)                                 Exchange Procedures. Promptly (but in no event more than three Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.1(c) (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.2.

(c)                                  No Further Ownership Rights in Company Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)                                 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall look only to the Buyer (subject to abandoned property, escheat and similar laws) for payment of its claim for Merger Consideration without interest. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(e)                                  No Liability. To the extent permitted by applicable Law, none of the Buyer, the Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any Merger Consideration in respect of such shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)                                    Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g)                                 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h)                                 Stock Transfer Books. At the close of business, Minneapolis time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by applicable Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.1(c).

2.3                                 Company Stock Options; Restricted Stock.

(a)                                  The Company shall take such action as shall be required:

(i)                                     to cause (A) the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”), including those granted under the Company’s 1996 Stock Option Plan or the Company’s 2004 Equity Incentive Plan, each as amended (together with any other plans or arrangements of the Company pursuant to which shares of Company Common Stock, or rights to acquire shares of Company Common Stock may be issued, collectively, the “Company Stock Plans”) and (B) the lapsing of any risks of forfeiture with respect to all restricted shares of Company Common Stock issued by the

Company, including those issued under the Company’s 2004 Equity Incentive Plan (“Company Restricted Stock”), to be accelerated in full effective immediately prior to the Effective Time;

(ii)                                  subject to the conversion of each Company Stock Option as set forth in Section 2.3(a)(iii) below, to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

(iii)                               to cause each outstanding Company Stock Option to represent solely the right to receive on the first Business Day following the Effective Time, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option, and all such Company Stock Options shall no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other Person or any other consideration.

(b)                                 Each holder of a Company Stock Option shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, on the first Business Day following the Effective Time, an amount (net of applicable withholding taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). If the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, the holder of such Company Stock Option shall not be entitled to receive any Option Consideration and such Company Stock Option shall be cancelled and have no further force or effect.

(c)                                  As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options a letter describing the payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options.

2.4                                 Dissenting Shares.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has made a demand for the “fair value” of such shares of Company Common Stock in accordance with Sections 302A.471 and 302A.473 of the MBCA and has not voted in favor of the approval of this Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the MBCA with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Shares.

(b)                                 If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

(c)                                  The Company shall give the Buyer: (i) prompt notice of any written demand received by the Company prior to the Effective Time pursuant to Sections 302A.471 and 302A.473 of the MBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA that relate to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Merger Sub on the date hereof, except as expressly set forth in the Company SEC Reports or in the disclosure schedule delivered by the Company to the Buyer and the Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”), as follows:

3.1                                 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)                                  Organization; Standing and Power. The Company and each entity in which the Company, directly or indirectly, owns at least 50% of the outstanding stock, membership or other equity interests (a “Subsidiary”) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and, where applicable as a legal concept, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, would not have a Company Material Adverse Effect (as defined below). Each Subsidiary of the Company is listed on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 15, 2006 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Agreement, the term “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, has a material adverse effect on the business, condition (financial or otherwise), capitalization, assets liabilities, operations, or results of operations of the Company and its Subsidiaries (considering the Company and its Subsidiaries as a whole); provided, however, that none of the following items shall, alone or in combination with any of the other following items, be deemed to constitute a Company Material Adverse Effect:  (i) changes in national or international economic or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism (so long as the Company and its Subsidiaries are not materially disproportionately adversely affected thereby); (ii) changes in factors generally affecting the industries or markets in which the Company and its Subsidiaries operate (so long as the Company and its Subsidiaries are not materially disproportionately adversely affected thereby); (iii) changes in any law, rule or regulation or GAAP or the interpretation thereof; (iv) any action taken pursuant to or in accordance with this Agreement, including the public announcement of the transactions contemplated by this Agreement (“Transactions”) or taken by or at the request of the Buyer or any of its Affiliates; (v) any fees or expenses incurred in connection with the Transactions; (vi) any failure by the Company to meet any published financial estimates for any period ending on or after the date of this Agreement and prior to the Closing Date, in and of itself; (vii) a decline in the price of the Company Common Stock on The Nasdaq National Market; or (viii) disruptions in financial, banking or securities markets generally (so long as the Company and its Subsidiaries are not materially disproportionately adversely affected thereby).

(b)                                 Charter Documents. The Company has delivered or made available to the Buyer:  (i) a true and correct copy of the Articles of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Articles of Incorporation and Bylaws, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any material provisions of the Company Charter Documents and each Subsidiary is not in violation of any material provisions of its respective Subsidiary Charter Documents. The Company has made available to the Buyer complete and correct copies of the minutes of all meetings of the Company’s Board of Directors (and each Committee thereof) and of the Stockholders of the Company, in each case since January 1, 2003, except that those portions of minutes that describe the terms of any Acquisition Proposal made by a Person other than Buyer, Merger Sub or ComVest Investment Partners (or any Affiliate thereof) within six months prior to the date of execution of this Agreement shall be made available after the signing of this Agreement.

(c)                                  Subsidiaries. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company directly or indirectly through another Subsidiary, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests, other than liens for taxes not yet due and payable (collectively, “Liens”) or restrictions imposed by applicable securities laws. A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other Person, is set forth in Section 3.1(c), of the Company Disclosure Schedule.

(d)                                 Section 3.1(d) of the Company Disclosure Schedule lists any and all Persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

3.2                                 Capital Structure.

(a)                                  The authorized capital stock of the Company is 125,000,000 shares having a par value of $.01 per share solely for the purpose of any statute or regulation imposing a tax or fee based on the capitalization of the Company, which consist of 100,000,000 shares of Company Common Stock and 25,000,000 undesignated shares. At the close of business on August 4, 2006, there were 33,332,412 shares of Company Common Stock issued and outstanding (840,000 of which were shares of Company Restricted Stock) and no undesignated shares were issued or outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of: (i) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant thereof; (ii) all outstanding shares of Company Restricted Stock, indicating with respect to each such shares of Company Restricted Stock the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Restricted Stock and the date of grant thereof. The Company has not issued pursuant to any Company Stock Plan shares of Company Common Stock, or awards representing rights to acquire shares of Company Common Stock, which in the aggregate exceed the total number of shares of Company Common Stock issuable pursuant to such Company Stock Plan; provided that such calculation, to the extent consistent with such Company Stock Plan, shall exclude any awards that expired, were cancelled or were forfeited prior to having vested. There are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary (including, but not limited to, any Company Restricted Stock), (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. The Company does not have a “poison pill” or similar stockholders rights plan. None of the Company or any Subsidiary is a party to any stockholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any

Subsidiary. All dividends on the Company Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full.

(b)                                 Each outstanding share of capital stock or other equity interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or other equity interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

3.3                                 Authority; No Conflict; Required Filings and Consents.

(a)                                  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the MBCA (the “Company Stockholder Approval”), to perform its obligations under and consummate the Transactions. Without limiting the generality of the foregoing, the Special Committee, at a meeting duly called and held, with all members present voting in favor, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved the Merger and this Agreement in accordance with the provisions of the MBCA, and (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and resolved to recommend that the stockholders of the Company vote in favor of the approval of this Agreement. The Special Committee’s approval of the Merger also satisfies the provisions of Section 302A.673 of the MBCA. Each of the Company, the Company’s Board of Directors and the Special Committee has taken all actions necessary to ensure that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (including Sections 302A.671 and 302A.673 of the MBCA) applicable to the Company shall be applicable to this Agreement, the Merger or the other Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Buyer and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)                                 The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Transactions will not, (i) conflict with or violate any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to any right or obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding material commitment, instrument or obligation, including all exhibits, schedules and amendments thereto (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in Section 3.3(c), conflict with or violate in any material respect any statute, law, ordinance, regulation, permit, rule, code, executive order, judgment, injunction, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected.

(c)                                  No consent, approval, or authorization of, or filing with, any federal, state, local or foreign court, administrative agency or commission or other governmental or regulatory agency (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required to be obtained or made, as the case may be, by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign Antitrust Laws, (ii) the filing of the Articles of Merger with the Secretary of State of Minnesota, (iii) the filing of the Proxy Statement with the SEC under the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the Transactions, (v) such consents, approvals, authorizations, and filings as may be required under applicable state securities laws, (vi) the Company Stockholder Approval, and (vii) those consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings set forth on Section 3.3(c) of the Company Disclosure Schedule.

(d)                                 The affirmative vote for approval of the Company Voting Proposal by the holders of a majority in voting power of the outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”) on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Meeting”) is the only vote of the holders of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the other Transactions.

3.4                                 SEC Filings; Financial Statements; Information Provided.

(a)                                  The Company has filed or furnished all material reports required to be filed or furnished by it with the SEC from December 31, 2004 through the date hereof (collectively, including any amendments thereto, the “Company SEC Reports”). As of their respective filing dates (or, if amended, as of the date of such amendment), (i) the SEC Reports complied in all material respects in accordance with the applicable requirements of the Securities Act (as defined herein), the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations promulgated thereunder and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Company SEC Report filed subsequently (but prior to the date hereof). There has been no correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since January 1, 2004 through the date of this Agreement. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. The financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) generally applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect).

(b)                                 Except with respect to information to be supplied by or on behalf of the Buyer or the Merger Sub for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (the “Proxy Statement”), to the Company’s knowledge, the Proxy Statement and any other soliciting materials of the Company shall not, on the date the Proxy Statement or such materials are first mailed to the stockholders of the Company at the time of the Company Meeting or at the time of any amendment or supplement thereof, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event. For purposes of this Agreement, the term “Affiliate” when used with respect to any Person shall mean any Person who is an “affiliate” of that Person within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

(c)                                  The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-5 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)                                 The Company has made available to Buyer a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, all of which are listed in Section 3.4(d) of the Company Disclosure Schedule.

3.5                                 No Undisclosed Liabilities. Except as disclosed in the consolidated unaudited balance sheet of the Company as of June 30, 2006 (the “Company Balance Sheet”), the Company and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities (i) incurred in connection with the Transactions, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

3.6                                 Absence of Certain Changes or Events. Between the date of the Company Balance Sheet and the date of this Agreement, (i) there has not been any event, circumstance, change, development, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) except in connection with the Transactions, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, (iii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Buyer under Section 5.1 of this Agreement, and (iv) there has been no material adverse change in the Company’s net working capital (cash, accounts receivable, accounts payable, inventory, or any other item affecting the Company’s working capital).

3.7                                 Taxes.

(a)                                  The Company and each of its Subsidiaries have filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have, in all material respects, paid all Taxes due and payable (whether or not shown on any such Tax Returns), other than Taxes for which adequate reserves exist on the Company Balance Sheet. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have, in all material respects, been duly withheld or collected and, to the extent required, been paid to the proper Governmental Entity in material accordance with applicable laws. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than Permitted Liens. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees or levies, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by any federal, state, local or foreign government, or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations or statements required to be supplied to a taxing authority in connection with Taxes, including, any information return, claim for refund, amended return or declaration of estimated Tax. Nothing in this Agreement shall be considered a representation or warranty by the Company regarding the Surviving Corporation’s use of any tax attributes, including but not limited to tax credits or net operating loss carryovers of the Company.

(b)                                 There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for. The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns filed, and examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2004. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s knowledge, threatened. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(c)                                  Neither the Company nor any of its Subsidiaries is a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members.

3.8                                 Owned and Leased Real Properties.

(a)                                  Section 3.8(a) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) the record owners of such Owned Real Property. The Company or its Subsidiaries are the sole owners of good, valid and marketable title to the Owned Real Properties free and clear of all Liens other than (A) as set forth in Section 3.8(a) of the Company Disclosure Schedule, (B) Liens for current taxes and assessments not yet due and payable, and (C) to the extent the following Liens have not had and would not reasonably be expected to have a Company Material Adverse Effect: (1) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice; (2) all matters of record; and (3) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which have not, and would not reasonably be expected to, materially interfere with the conduct of the business of the Company (collectively, “Permitted Liens”). None of the Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Subsidiary has violated any material covenants, conditions or restrictions affecting any Owned Real Property which violations would have a Company Material Adverse Effect.

(b)                                 Section 3.8(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by or to the Company or any Subsidiary (collectively, the “Leased Properties”; the Leased Properties, together with the Owned Real Properties, collectively, the “Properties”) and sets forth the Company or the Subsidiary holding such leasehold interest, the name of the lessor and the lessee, and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith, and each material amendment to any of the foregoing (collectively, the “Lease Documents”). The Company or the applicable Subsidiary set forth on Section 3.8(b) of the Company Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to the Buyer. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has received written notice under any of the Lease Documents of any default which has not been cured to the satisfaction of the other party thereto, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries.

3.9                                 Tangible Personal Property. The Company and its Subsidiaries have legal and valid title to or a valid and enforceable right to use, all of the tangible personal properties and assets used, held for use or necessary for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for nonmaterial assets that may be loaned to or located with the Company by the Company’s customers and/or vendors, and except for such defects or failures that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect, and are located on the Properties.

3.10                           Intellectual Property.

(a)                                  Section 3.10(a) of the Company Disclosure Schedule contains a list and description (showing, with respect to Intellectual Property owned by the Company, in each case, any product, device, process, service, business or publication covered thereby, the registered or other owner, and registration number, if any of all material Intellectual Property owned by, licensed to or used by the Company (the “Company Intellectual Property”), other than software licensed to the Company that is available in consumer retail stores and subject to “shrink-wrap” license agreements and other than know-how and unregistered copyrights. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including all (i) patents, inventions, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs and (iii) databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation.

(b)                                 Section 3.10(b) of the Company Disclosure Schedule contains a list and description (showing in each case the parties thereto and the date) of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to the Company Intellectual Property (the “IP Agreements”).

(c)                                  To the knowledge of the Company, the Company either: (i) owns the entire right, title and interest in and to the Company Intellectual Property, free and clear of any Encumbrance; or (ii) has the right to use the Company Intellectual Property pursuant to the IP Agreements.

(d)                                 All patents and registrations for trademarks, service marks and copyrights which are both held by the Company or any of its Subsidiaries and material to the business of the Company and its Subsidiaries, are subsisting and have not expired or been cancelled or abandoned, and are not subject to any pending or, to the knowledge of the Company, threatened challenge. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has taken all actions reasonably necessary to protect, and where necessary register, the Company Intellectual Property it owns.

(e)                                  To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, and there is no claim pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary that the operations, activities, products or processes of the Company or any Subsidiary infringe any Intellectual Property of any other Person. All license fees, royalties and other payment obligations incurred by the Company or any Subsidiary pursuant to any IP Agreement have been (i) paid by the Company or such Subsidiary or (ii) properly accrued for by the Company in its financial statements, in all material respects.

(f)                                    Each of the IP Agreements is valid, binding and in full force and effect as against the Company or the Subsidiaries and as against the other party thereto. The Company and its Subsidiaries have performed their respective material obligations required to be performed by them to the date hereof under the IP Agreements and are not, and are not alleged in writing to be in breach thereof or default thereunder, and neither the Company nor any of its Subsidiaries has violated any material provision of, or committed or failed to perform, in any material respect, any act which would constitute a default under the provisions of any IP Agreement.

(g)                                 All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Company Intellectual Property on behalf of the Company, any Subsidiary or any predecessor in interest thereto either:  (i) is a party to a “work-for-hire” agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company or such Subsidiary (or such predecessor in interest, as applicable) of all right, title and interest in such material.

3.11                           Contracts.

(a)                                  Section 3.11(a) of the Company Disclosure Schedule contains a list of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” shall mean the following Contracts:

(i)                                     any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company currently in effect and operative;

(ii)                                  any employment, severance, retention, consulting or other material Contract with any member of the Company Board or any executive officer of the Company;

(iii)                               any Contract containing any covenant (A) limiting in any material respect the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person, or (B) granting any exclusive rights to make, sell or distribute the Company’s products;

(iv)                              any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Subsidiaries;

(v)                                 any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi)                              any Contract to license to any third party the right to reproduce any of the Company’s Intellectual Property products, services or technology or any Contract to sell or distribute any of the Company’s Intellectual Property products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(vii)                           any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivable and payable in the ordinary course of business;

(viii)                        any settlement agreement entered into within two (2) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $250,000;

(ix)                                any Contract under which the Company or any of its Subsidiaries has received or granted a license relating to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to or from customers, clients, distributors or other resellers in the ordinary course of business;

(x)                                   any partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(xi)                                any Contract with a customer pursuant to which the Company realized net revenues in fiscal year 2005 of more than $1,000,000 in the aggregate;

(xii)                             any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in fiscal year 2005 of more than $1,000,000 in the aggregate; and

(xiii)                          any Contract relating to the sale or purchase of a business, division, securities or any other significant assets (excluding any Contracts with vendors or customers in the ordinary course of business) pursuant to which the Company or any of its Subsidiaries has (A) continuing indemnification obligations, or (B) potential liability under any purchase price adjustment;

(xiv)                         any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 3.11) (A) which by its terms is not terminable by the Company upon 120 days or less notice and is likely to involve payment or receipt of consideration over the remaining term of such Contract in excess of $250,000 in the aggregate, or (B) which is otherwise material to the business of the Company and its Subsidiaries, taken as a whole.

(b)                                 Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the Bankruptcy and Equity Exception) in all material respects, except to the extent it has previously expired in accordance with its terms. The Company and its Subsidiaries have performed their respective material obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be in breach thereof or default thereunder, and neither the Company nor any of its Subsidiaries has violated any material provision of, or committed or failed to perform any act which would constitute a default under the material provisions of any Company Material Contract.

3.12                           Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, or any asset or property of the Company or any of its Subsidiaries, that, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect. There are no judgments, orders, settlements, decrees, writs, injunctions, determinations, awards or other judicial or administrative rulings outstanding against the Company or any of its Subsidiaries, or any of their properties or assets, that have had or would reasonably be expected to result in a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. Other than pursuant to the Company Charter Documents, any insurance policy for the benefit of directors or officers or as set forth in Section 3.18 of the Company Disclosure Schedule, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification.

3.13                           Environmental Matters.

(a)                                  Except for matters that, individually or in the aggregate, would not result in a Company Material Adverse Effect:

(i)                                     neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or subject to liability under any Environmental Law;

(ii)                                  neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination;

(iii)                               the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; and

(iv)                              to the knowledge of the Company, Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries at or from or under any of the properties or facilities currently owned or leased (or, during the period of the Company’s or Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated) by any of the Company and its Subsidiaries in violation of, or in a manner or to a location that would give rise to liability to any of the Company and its Subsidiaries under or relating to, any Environmental Laws.

(b)                                 For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to: (i) the protection of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal or release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c)                                  For purposes of this Agreement, the term “Hazardous Substance” means: any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” or “solid waste” under applicable Environmental Law.

3.14                           Employee Benefit Plans.

(a)                                  Section 3.14(a) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of all material Employee Benefit Plans currently sponsored, maintained or contributed to or required to be contributed to by the Company, any of the

Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), including the Company Stock Plans, all option and equity plans or arrangements, as well as all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of the Company, its Subsidiaries or ERISA Affiliates (the “Company Employees”); (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b)                                 With respect to each Company Employee Plan which is not a Foreign Benefit Plan, the Company has either filed such plan with the Company SEC Reports or has provided the Buyer with an accurate copy thereof.

(c)                                  Each Company Employee Plan that is not a Foreign Benefit Plan is being administered in accordance with all applicable Laws, including, without limitation, ERISA and the Code and the regulations thereunder and in accordance with its terms; (ii) no event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations that would, individually or in the aggregate, result in a Company Material Adverse Effect; and (iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items) to directors or executive officers (within the meaning of The Sarbanes-Oxley Act of 2002).

(d)                                 With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made if due or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan.

(e)                                  With respect to each Company Employee Plan intended to qualify under Code Section 401(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); (iv) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan); and (v) all amendments required to bring any Company Employee Plan into conformity with any applicable provisions of ERISA and the Code, the applicable deadline for which amendments has passed, have been duly adopted.

(f)                                    Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has (i) contributed to a Company Employee Plan which is subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)                                 With respect to any Company Employee Plan: (i) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other United States governmental agencies is, in progress, pending or, to the knowledge of the Company, threatened; and (ii) no actions, suits, claims or disputes are pending or, to the knowledge of the Company, threatened.

(h)                                 No Company Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (except for those Company Employee Plans set forth as such in Section 3.14(h) of the Company Disclosure Schedule, each a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in substantial compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.

(i)                                     There is no contract, plan or arrangement (written or otherwise) covering any employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(j)                                     No outstanding Company Stock Options have an exercise price that is lower than the fair market value per share of the Company Common Stock at the time such Company Stock Options were awarded.

3.15                           Compliance With Laws. The Company and each of its Subsidiaries is in compliance with all statutes, laws, rules, orders and regulations to which each such is subject, or by which such entity or any property or asset of such entity is bound or affected, except for failures to comply that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

3.16                           Permits. The Company and each of its Subsidiaries have all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders from Governmental Entities required for each such entity to own, lease and operate its properties or to carry on its businesses as now being conducted (the “Company

Permits”), except for such Company Permits, the absence of which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and each Subsidiary is in compliance with the Company Permits and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where such suspension or cancellation of any of the Company Permits has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.17                           Labor Matters. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. There are no pending or, to the knowledge of the Company, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees. The Company and each of its Subsidiaries is in compliance with the Workers Adjustment Retraining Notification (WARN) Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, Executive Order 11246, all federal anti-discrimination laws, and any other similar state or local laws. All independent contractors engaged by the Company or any of its Subsidiaries are, in all material respects, properly classified with regard to eligibility for minimum wage and overtime under the FLSA and similar applicable state laws, and neither the Company nor any Subsidiary has any material liability for any misclassification of any employee exempt from overtime or minimum wage.

3.18                           Insurance. Section 3.18 of the Company Disclosure Schedule lists all policies of liability, fire, casualty, business interruption, worker’s compensation and other forms of insurance insuring the Company and its Subsidiaries and their respective assets, properties and operations, true and complete copies of which have been made available to the Buyer. Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect (a) all such policies are legal, valid, binding, enforceable in accordance with their terms and in full force and effect, (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default of the Company or any Subsidiary, or permit termination or modification by the insurance carrier, under any such policy, (c) to the knowledge of the Company, no insurer on any insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any insurance policy, and (e) the insurance policies are sufficient for compliance with all requirements of Law and of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

3.19                           Accounts Receivable; Inventories

(a)                                  All accounts receivable of the Company and the Subsidiaries (collectively, the “Accounts Receivable”) (i) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and (ii) have arisen (A) from bona fide transactions in the ordinary course of business, and (B) under valid and enforceable Contracts (whether oral, written or through course of conduct) to which the Company or a Subsidiary is a party. All Accounts Receivable are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts substantially consistent (as a percentage of Accounts Receivable) with the allowance for doubtful accounts reflected on the Company Balance Sheet, which allowance shall be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected on the Company Balance Sheet. To the knowledge of the Company, there is no contest, claim or written demand for set-off of any Account Receivable relating to the amount or validity of such Account Receivable.

(b)                                 With respect to the inventories of the Company and the Subsidiaries (the “Company Inventories”), all Company Inventories (whether classified as raw materials or finished goods) consist of a quality and quantity usable or saleable in the ordinary course of business except for (i) excess or obsolete items, or (ii) items of below-standard quality (clauses (i) and (ii), collectively, the “Impaired Inventory”). The net realizable value of Impaired Inventory of the Company and its Subsidiaries is substantially consistent (as a percentage of the value of the Company Inventories) with the value of such Impaired Inventory, net of reserves therefor, reflected on the Company Balance Sheet. Each of the Company and each Subsidiary has adequate quantities and types of inventories to enable it to conduct its business consistent with past practices and anticipated operations.

3.20                           Opinion of Financial Advisor. The financial advisor of the Company, Jefferies & Company, Inc., has delivered to the Company Board an opinion to the effect that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by the Buyer or Merger Sub.

3.21                           Brokers; Fees. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company, or any of its Subsidiaries or their respective officers, directors or employees, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions, except Jefferies & Company, Inc. The Company has furnished to the Buyer a complete and correct copy of any Contract between the Company and Jefferies & Company, Inc. pursuant to which Jefferies & Company, Inc. could be entitled to any payment from the Company relating to the Transactions.

3.22                           Transactions with Affiliates. Other than as described in the Company SEC Reports, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (a) officer or director of the Company or any of its Subsidiaries, (b) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (c) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act. Other than as described in the Company SEC Reports no director, executive officer or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries owns any direct or indirect interest of any kind (other than less than one percent of the outstanding shares of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (ii) participating in any material transaction to which the Company or any of its Subsidiaries is a party, or (iii) otherwise a party to any Company Material Contract, arrangement or understanding with the Company or any of its Subsidiaries.

3.23                           Corrupt Gifts and Payments. To the knowledge of the Company, none of the Company, any Subsidiary, or any director, officer, employee or other Person associated with or acting on behalf of the Company or any Subsidiary, has (i) used any Company or Subsidiary funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any governmental official or employee from any Company or Subsidiary funds, or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.24                           Indebtedness. Neither the Company nor any of its Subsidiaries is subject to or is liable for any Indebtedness, excluding Indebtebtedness between or among the Company and its Subsidiaries (whether or not such Subsidiary is consolidated with the Company for financial reporting purposes). “Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication: (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company or any of its Subsidiaries is responsible or liable; (iii) all obligations of the Company or any of its Subsidiaries as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of the Company or any of its Subsidiaries (whether or not such obligation is assumed by the Company or any of its Subsidiaries).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
MERGER SUB

The Buyer and the Merger Sub represent and warrant to the Company on the date hereof as follows:

4.1                                 Organization, Standing and Power. Each of the Buyer and the Merger Sub (i) is a limited liability company (in the case of Buyer) or a corporation (in the case of Merger Sub) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensing necessary, except for (with respect to clause (iii) only) such failures to be so qualified or licensed or in good standing, individually or in the aggregate, that could not result in a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or the Merger Sub to consummate the Transactions.

4.2                                 Authority; No Conflict; Required Filings and Consents.

(a)                                  Each of the Buyer and the Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by the Buyer and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Sub. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 The execution, delivery and performance of this Agreement by each of the Buyer and the Merger Sub do not, and the consummation by the Buyer and the Merger Sub of the Transactions will not, (i) conflict with or violate any provision of the Certificate of Formation, Limited Liability Company Agreement, Articles of Incorporation, By-laws or other organizational documents of the Buyer or the Merger Sub, (ii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to any right or obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Buyer pursuant to, any Contract to which the Buyer is a party or by which the Buyer or any property or asset of the Buyer is bound or affected, (iii) subject to compliance with the requirements specified in Section 4.2(c), conflict with or violate any Law applicable to the Buyer or by which any property or assets of the Buyer are bound or affected.

(c)                                  No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made, as the case may be, by the Buyer or the Merger Sub in connection with the execution, delivery and performance of this Agreement by the Buyer or the Merger Sub or the consummation by the Buyer or the Merger Sub of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign Antitrust Laws, (ii) the filing of the Articles of Merger with the Secretary of State of Minnesota and, as applicable, appropriate corresponding documents with the appropriate authorities of other states in which the Company, Buyer or Merger Sub is qualified as a foreign corporation to transact business in order to continue such qualification, (iii) the filing of the Proxy Statement with the SEC under the Exchange Act, and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, could not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

(d)                                 No vote of the holders of any class or series of the Buyer’s capital stock, membership interests or other securities is necessary for the approval of this Agreement and the consummation by the Buyer of the Transactions.

4.3                                 Information Provided. To the knowledge of Buyer and Merger Sub, the information to be supplied by or on behalf of the Buyer or the Merger Sub for inclusion in the Proxy Statement in connection with the Company Meeting shall not, on the date the Proxy Statement or such materials are first mailed to the stockholders of the Company, at the time of the Company Meeting or at the time of any amendment or supplement thereof, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein not false or misleading. If at anytime prior to the Company Meeting any fact or event relating to the Buyer or the Merger Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Proxy Statement is discovered by the Buyer, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event. No representation is made by the Buyer or the Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company in connection with the preparation of the Proxy Statement.

4.4                                 Operations of the Buyer and the Merger Sub. Each of the Buyer and the Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5                                 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened or contemplated against the Buyer or the Merger Sub or any of their assets, properties or rights that, individually or in the aggregate, has had or could result in a Buyer Material Adverse Effect.

4.6                                 Financing. At the Closing, the Buyer will have sufficient funds to consummate the transactions contemplated by this Agreement.

ARTICLE V
CONDUCT OF BUSINESS

5.1                                 Covenants of the Company. Except as expressly provided herein, as set forth in Section 5.1 of the Company Disclosure Schedule, or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to substantially preserve the assets and properties of the Company and the Subsidiaries, and to substantially preserve the relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise require by Law, the Company agrees that, during the Pre-Closing Period, neither the Company nor any Subsidiary shall, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld):

(a)                                  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b)                                 issue, deliver, sell, grant, pledge or otherwise dispose of, encumber or subject to any Lien, or authorize such issuance, delivery, sale, pledge, disposition, encumbrance or subjection to such Lien, any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, or any other ownership interest of the Company or any Subsidiary (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement);

(c)                                  amend the Company Charter Documents or the Subsidiary Charter Documents;

(d)                                 (i) acquire, by merger or consolidation or by any other means, (A) any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except for the Transactions, or (B) any assets which have an aggregate value in excess of $250,000, or (ii) authorize, or make any commitment with respect to, any capital expenditures which exceed $35,000 individually or $250,000 in the aggregate, (iii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, any real property, or (iv) enter into any new line of business;

(e)                                  sell, lease, license, assign, pledge, subject to a Lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries which have an aggregate value in excess of $250,000;

(f)                                    (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person or amend any such existing indebtedness, or (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(g)                                 make any material changes in accounting methods or principles, except as may be required by a change in GAAP;

(h)                                 except as required to comply with applicable Law or agreements, plans, or arrangements existing on the date hereof and except for the renewal of existing plans or programs, (i) adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any director, officer or employee, or any collective bargaining agreement, (ii) increase the compensation or benefits of any present or former directors, officers or employees of the Company or its Subsidiaries (except for normal salary increases and bonus payments in the ordinary course of business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement or by any agreement outstanding on the date hereof, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock (except for the payment of bonuses to employees in accordance with the provisions of the Company’s existing sales incentive programs, all of which are listed in Section 5.1(h) of the Company Disclosure Schedule), (v) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course, (vi) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary, (vii) undertake any other action, (other than those listed in Section 9.4) that confers upon any current or former employee, officer, director or consultant of the Company or any of its subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of this Agreement, or (viii) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(i)                                     enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business;

(j)                                     make any loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments in a Subsidiary of the Company in the ordinary course of business consistent with past practice, and routine advances for business expenses in the ordinary course;

(k)                                  cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business which, in the aggregate, would not have a Company Material Adverse Effect; or

(l)                                     make any change (or file for such change) in any method of Tax accounting, except as required by GAAP or Law;

(m)                               make, change or rescind any material Tax election, file any amended Tax Return, except as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;

(n)                                 waive, release, assign, settle or compromise any pending or threatened Action (i) requiring payment by the Company or any Subsidiary in excess of $150,000 individually or $250,000 in the aggregate, unless such payments are fully covered by the Company’s or such Subsidiary’s insurance policies, or (ii) that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holder by the Company or any Subsidiary, or (B) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice, or to consummate the Transactions;

(o)                                 pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

(p)                                 (i) enter into, materially amend or modify, or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s or any Subsidiary’s rights under any Material Contract, or (iii) enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract that would be required to be set forth in Section 3.11 of the Company Disclosure Schedule if in effect on the date of this Agreement, provided that, the foregoing shall not prohibit the Company from (i) entering into new customer contracts materially consistent with the Company’s standard terms and conditions and at pricing consistent with the Company’s ordinary course of business, or (ii) entering into or modifying the Contracts (A) that have been subject to prior negotiation and are identified in Section 5.1 of the Company Disclosure Schedule and (B) for which the latest drafts of such negotiated Contracts as of the date hereof (such Contracts, the “Negotiated Contracts” and such drafts, the “Working Drafts”) have been delivered to Buyer prior to the date hereof, provided, that, neither the Company nor any Subsidiary shall enter into or modify any Negotiated Contract to the extent that, as compared to the applicable Working Draft, (x) the price terms of such Negotiated Contract would, in the aggregate, be any materially less favorable to the Company or such Subsidiary, or (y) the other terms and conditions of such Negotiated Contract would be materially less favorable to the Company or such Subsidiary;

(q)                                 except as set forth in Section 5.1 of the Company Disclosure Schedule, fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

(r)                                    except as disclosed in Section 5.1 of the Company Disclosure Schedule, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(s)                                  (i) permit any Subsidiary to own any real property other than currently owned by such Subsidiary, or (ii) initiate or consent to any material zoning reclassification of any Owned Real Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Property;

(t)                                    amend, modify or waive any term of any outstanding security of the Company or any of its Subsidiaries, except as required by this Agreement;

(u)                                 fail to (i) maintain any material real property to which the Company and any of its Subsidiaries have ownership or a leasehold interest in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property, and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use thereof;

(v)                                 adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries other than as contemplated hereunder;

(w)                               take, or agree or commit to take, any action that would, or would reasonably be expected to, result in a Company Material Adverse Effect at, or as of any time prior to, the Effective Time or that would result in any of the conditions to the Merger set forth in Article VII not being satisfied, or agree to omit to take any action necessary to prevent any such Company Material Adverse Effect as of such time or to prevent any such condition from not being satisfied;

(x)                                   except as otherwise contemplated herein, grant any waiver to any party with respect to any applicable state anti-takeover statute, including Sections 302A.671 and 302A.673 of the MBCA; or

(y)                                 announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing actions.

5.2                                 Confidentiality. The parties acknowledge that Buyer and the Company have previously executed a confidentiality agreement, dated as of March 10, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein.

5.3                                 Support of Transaction. Except as expressly permitted by this Agreement, neither the Company, the Buyer nor the Merger Sub shall engage in any action with the intent, directly or indirectly, to adversely affect the Transactions.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                                 No Solicitation.

(a)                                  No Solicitation. During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its (and its Subsidiaries’) directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)                                     solicit, seek, facilitate, knowingly encourage or initiate any inquiries or make or facilitate the making of any proposal or offer (including any proposal from or offer to the Company’s stockholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal;

(ii)                                  furnish or disclose any non-public information with respect to the Company or any of its Subsidiaries to any Person regarding any Acquisition Proposal;

(iii)                               engage, continue or otherwise participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with any Person or any of its Representatives regarding any Acquisition Proposal; or

(iv)                              except as set forth on Section 6.1(a)(iv) of the Company Disclosure Schedule, terminate, waive or amend any provision of any existing standstill agreement to which the Company or any Subsidiary is a party (all of which shall be enforced by the Company and its Subsidiaries).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to the Company’s compliance with this Section 6.1, the Company may, prior to the adoption of the Company Voting Proposal, to the extent necessary for the Company Board or the Special Committee to comply with its fiduciary obligations under applicable Law, as determined in good faith by the Company Board or the Special Committee (and after consultation with its outside legal counsel), furnish Company related information to, or engage in negotiations or discussions with, any Person and/or its Representatives in response to a bona fide, unsolicited written Acquisition Proposal received by the Company after the date of this Agreement provided that all of the following conditions are met:

(A)                              the Company Board or the Special Committee, as the case may be, must determine in good faith that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal;

(B)                                such Acquisition Proposal must not have resulted from a material breach by the Company of this Section 6.1; and

(C)                                prior to furnishing any information with respect to the Company, the Person making such Acquisition Proposal must have executed a confidentiality agreement the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement.

(b)                                 No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board and the Special Committee shall not:

(i)                                     withhold, withdraw or modify in a manner adverse to the Buyer, the approval or recommendation by the Company Board or the Special Committee with respect to the Merger, the Company Voting Proposal or any other Transaction;

(ii)                                  cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, arrangement, agreement in principle, acquisition agreement or merger agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement, waiver or release referred to in Section 6.1(a) and subject to Section 6.1(c); or

(iii)                               approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1, the Company may, prior to the adoption of the Company Voting Proposal by the Company’s stockholders, in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board or the Special Committee, as the case may be, (A) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, approve and recommend such Superior Proposal and, in connection with such Superior Proposal, the Company Board may withhold, withdraw or modify in a manner adverse to the Buyer the Company Recommendation (as defined below) (a “Change in the Company Recommendation”) and/or terminate this Agreement pursuant to Section 8.1(e)(ii); provided, however, prior to a Change in the Company Recommendation pursuant to this Section 6.1(b) or a termination pursuant to Section 8.1(e)(ii), the Buyer shall have the right, within three (3) Business Days of the Buyer’s receipt of written notice of a Superior Proposal from the Company (including the material terms and conditions thereof and the identity of the Person making any such Superior Proposal), to make an offer that the Company Board (or the Special Committee, as the case may be) determines, in its good faith judgment (after consultation with its advisors) to be at least as favorable to the Company’s stockholders as such Superior Proposal.

(c)                                  Notices to the Buyer. The Company shall as promptly as reasonably practicable (and in any event within 48 hours of receipt by the Company) (i) provide notice to the Buyer of receipt by the Company, its Subsidiaries or Representatives of any Acquisition Proposal (including all modifications thereto), (ii) provide notice to the Buyer of any inquiry, request for information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to any Acquisition Proposal, (iii) provide to the Buyer a copy of any Acquisition Proposal (including all modifications thereto) (or where no copy is available, a description of the material terms and conditions of any such Acquisition Proposal, including all modifications thereto) and the identity of the Person making any such Acquisition Proposal, and (iv) shall keep the Buyer reasonably informed of the status of any such Acquisition Proposal, any modifications or developments with respect to such

Acquisition Proposal and any communications with respect thereto. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not (and shall cause its Subsidiaries to not) enter into any confidentiality or similar agreement which would prohibit or limit the Company from providing the foregoing information to the Buyer. The Company agrees that neither it nor any Subsidiary shall terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of the Subsidiaries is a party and that it and the Subsidiaries shall enforce the provisions of any such agreement.

(d)                                 Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if the Company Board or the Special Committee determines in good faith, that such action is necessary for the Company Board or the Special Committee to comply with its fiduciary obligations under applicable Law; provided, however, that neither the Company nor Company Board nor the Special Committee shall (i) recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or (ii) withdraw, modify or amend the recommendation of the Company Board or Special Committee with respect to the Merger or the Company Voting Proposal, unless, in either such case the requirements of this Section 6.1 have been complied with and satisfied.

(e)                                  Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer (A) relating to a merger, reorganization, consolidation, dissolution, sale of 20% or more of the assets of the Company and its Subsidiaries on a consolidated basis in any single or series of related transactions, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (B) for the issuance by the Company, in a single or series of related transactions, of securities representing 20% or more of the voting power of the capital stock or other securities of the Company or any of its Subsidiaries, (C) relating to the acquisition in any manner, directly or indirectly, in a single or series of related transactions, of securities representing 20% or more of the voting power of the capital stock or other securities of the Company or any of its Subsidiaries (whether by tender offer, exchange offer, stock purchase or otherwise), or (D) any other transaction having a similar effect to those described in clauses (A)-(C), in each case other than the Transactions or (ii) any written inquiry with respect to, any oral inquiry to which the Company or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (i).

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal not solicited, initiated or made in violation of this Section 6.1 which (i) relates to more than 50% of the voting power of the capital stock of the Company or all or substantially all of the assets of the Company and its Subsidiaries and (ii) the Company Board or the Special Committee determines in its good faith judgment (after consultation with its financial advisor) to be on terms and conditions more favorable to the holders of Company Common Stock from a financial point of view (in such capacities as holders) than the Transactions, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer).

(f)                                    Cessation of Discussions. The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal. The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with that Person’s consideration of an Acquisition Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 6.1.

(g)                                 Business Combinations. The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in Section 302A.673 of the MBCA (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement in accordance with Section 8.1(e).

6.2                                 Proxy Statement. As soon as reasonably practicable after the execution of this Agreement (but in any event within 15 Business Days of from the date hereof), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. The Company shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Subject to Section 6.1(b), the Company, acting through the Company Board or the Special Committee, shall include in the Proxy Statement the unanimous (of those directors that were present) recommendation of the Company Board or the Special Committee that the stockholders of the Company vote in favor of the Merger and the adoption of this Agreement (the “Company Recommendation”). The Company shall respond promptly to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. If at any time prior to the Company Meeting, any information relating to the Company, the Buyer or any of their respective affiliates, officers or directors, is discovered by the Company or the Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its stockholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing the Buyer a reasonable opportunity to review and comment on such documents and shall include in such documents comments reasonably proposed by the Buyer.

6.3                                 Nasdaq Quotation. The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on The NASDAQ Stock Market during the term of this Agreement.

6.4                                 Access to Information and Customers.

(a)                                  The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel, and other Representatives, reasonable access, upon reasonable written notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel, records, offices and facilities as the Buyer shall request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as the Buyer may reasonably request, in each case, subject to any restrictions contained in the Confidentiality Agreement; provided, further, that the foregoing shall not require the Company to permit any inspection or disclose any information that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties. Without limiting the foregoing, the Buyer and its Representatives (including its financing sources) shall have the right to conduct appraisal and environmental and engineering inspections of each of the Company’s and its Subsidiaries’ properties. The Buyer will hold, and instruct all such accountants, counsel, and other Representatives to hold, any such information that is nonpublic in confidence in accordance with the terms of the Confidentiality Agreement. Any actions taken pursuant to this Section 6.4, and/or the failure to take any actions pursuant to this Section 6.4 shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(b)                                 During the Pre-Closing Period, the Company will provide the Buyer with reasonable access to the Company’s customers subject to the terms of this Section 6.4(b). If the Buyer desires to contact or meet with any customer of the Company, the Buyer will request authorization from the Company to make such contact or have such meeting, and will inform the Company of the intended purpose and subject matter of the communication or meeting. Upon the Company’s consent (which shall not be unreasonably withheld) and such customer’s agreement to participate, the Buyer shall have the right to proceed with the customer contact or meeting, provided that (i) the Buyer shall use all reasonable efforts to ensure that the scope and subject matter of the meeting remains within the parameters agreed to by the Buyer and the Company, and (ii) an executive or other duly authorized representative of the Company must be present during any customer contact or meeting pursuant to this Section 6.4(b) (provided that the Company shall make such Persons reasonably available for such contacts or meetings).

6.5                                 Stockholders Meeting. The Company shall take all actions in accordance with applicable Law, the Company Charter Documents and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable following the date of this Agreement the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (i) the Company Board shall recommend approval of the Company Voting Proposal by the stockholders of the Company and include the Company Recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify in a manner adverse to the Buyer, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the Company Recommendation. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the approval of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market, the MBCA or under other applicable Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. Unless this Agreement shall have been terminated pursuant to Section 8.1, the Company shall hold the Company Meeting regardless of whether there has been a Change in the Company Recommendation.

6.6                                 Mutual Cooperation.

(a)                                  Subject to the terms hereof, including Section 6.6(b), each of the Company and the Buyer shall, and the Company shall cause its Subsidiaries to, each use their reasonable best efforts to:

(i)                                     take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable;

(ii)                                  as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party or any of its Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions;

(iii)                               as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law;

(iv)                              Merger Sub, the Company, and Buyer shall use their respective reasonable best efforts to obtain any third party consents (i) necessary to consummate the Transactions, or (ii) disclosed in Section 6.6(a)(iv) of the Company Disclosure Schedule. If the Company fails to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Buyer, to minimize any adverse effect upon the Surviving Corporation and its business resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

(v)                                 contest any legal proceeding relating to the Merger or the other Transactions; and

(vi)                              execute or deliver any additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company and the Buyer shall each use their reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the Transactions. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b)                                 The Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other Transaction under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to the Merger and made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c)                                  Subject to appropriate confidentiality protections, each of Buyer and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Entity, and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions.

6.7                                 Public Disclosure. Prior to the Closing, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the Transactions without the prior written approval of the other party, except as may be required by law, regulation or judicial rule or the rules and regulations of The Nasdaq Stock Market or in connection with the enforcement of this Agreement, in which case the parties will use their reasonable best efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication. Other than as required by the immediately preceding sentence, any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer, and the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8                                 Indemnification.

(a)                                  From the Effective Time through the expiration of all applicable statutes of limitation, the Buyer and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law (including under the MBCA with respect to officers, directors or employees of Minnesota corporations) indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the Transactions, whether asserted or claimed prior to, at or after the Effective Time, to the same extent provided in the Articles of Incorporation of the Company. Each Indemnified Party will be entitled, subject to applicable Law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation promptly after the receipt by the Surviving Corporation from the Indemnified Party of a request therefor, provided that any Person to whom expenses are advanced provides an undertaking, to the extent then required by the MBCA, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding the foregoing, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party prior to the expiration of the statute of limitations applicable thereto, the provisions of this Section 6.8(a) shall continue in effect until the final disposition thereof.

(b)                                 The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable Law after the Effective Time.

(c)                                  The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) if such tail coverage is not available, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring on or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend, pursuant to Section 6.8(c)(i) or Section 6.8(c)(ii), an aggregate total amount in excess of the product obtained from multiplying six (6) by an amount equal to 100% of the total current annual premiums paid by the Company for directors’ and officers’ liability insurance; further provided, that in the event of an expiration, termination or cancellation of such current directors’ and officers’ insurance policies (other than an expiration, termination or cancellation arising out of acts or omissions by the Buyer or the Merger Sub), the Buyer or the Surviving Corporation shall solely be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. The Company represents that such current annual premium amount is set forth in Section 6.8(c)(ii) of the Company Disclosure Schedule.

(d)                                 The Buyer and the Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8; provided that the Indemnified Party must provide an undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.

(e)                                  The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current or former officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f)                                    In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall assume and succeed to all the obligations set forth in this Section 6.8.

6.9                                 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (a) the occurrence, or non occurrence, of any event the occurrence, or non occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, in the case of representations or warranties not qualified by any “material” or “Company Material Adverse Effect” qualifier, or in any respect, in the case of representations or warranties qualified by the “material” or “Company Material Adverse Effect” qualifier, and (b) any failure of the Company, Buyer or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Company, of any notice or other communication (i) from any Person and the response thereto of the Company or the Subsidiaries or Buyer, as the case may be, or its or their Representatives alleging that the consent of such Person is or may be required in connection with this Agreement or the Transactions, (ii) from any Governmental Entity and the response thereto of the Company or the Subsidiaries or Buyer, as the case may be, or its or their Representatives in connection with this Agreement or the Transactions, and (iii) except in the event the Company’s Board of Directors shall have effected a Change in the Company Recommendation, from or to the SEC.

6.10                           Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule resulting from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.11                           Employee Compensation. For a twelve-month period following the Effective Time, the Buyer shall use commercially reasonable efforts to provide generally to each employee of the Surviving Corporation or its Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), a total compensation package (including benefits, but not including equity awards) that, in the aggregate, is no less favorable to the total compensation package (including benefits but not including equity awards) provided to such employee immediately prior to the Effective Time.

6.12                           Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the “PSV Policies”), such Continuing Employee shall be allowed to use such accrued personal, sick or vacation time; provided, however, that if the Buyer deems it necessary to disallow any such Continuing Employee from taking such accrued personal, sick or vacation time, the Buyer shall cause the Surviving Corporation to pay in cash to each such Continuing Employee an amount equal to such personal, sick or vacation time in accordance with the terms of the PSV Policies in effect as of the date hereof; and provided, further, that the Buyer shall cause the Surviving Corporation to pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason subsequent to the Effective Time.

6.13                           Service Credit. Following the Effective Time, the Buyer shall cause the Surviving Corporation to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (and to the extent credited by the Company or its Subsidiaries, with any prior employer) for purposes of (a) eligibility and vesting under any Surviving Corporation Employee Plans (as defined below) and (b) determination of benefit levels under any Surviving Corporation Employee Plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Surviving Corporation Employee Plan” means, to the extent applicable, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any current or former employee of the Surviving Corporation or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Surviving Corporation or a Subsidiary of the Surviving Corporation.

6.14                           Resignations. The Company shall use commercially reasonable efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of all directors of the Company and its Subsidiaries.

6.15                           Standstill Restrictions. On and after the date of this Agreement and prior to the Closing, neither the Buyer nor any of its Affiliates shall purchase or otherwise acquire any shares of the capital stock or any other securities of the Company or any rights, warrants or options to acquire any such stock or other securities, whether in the open market or in privately negotiated transactions.

6.16                           Cooperation with Financing Sources. Between the date of this Agreement and the Closing Date, at the request of the Buyer or the Merger Sub and in a manner that does not unreasonably disrupt or interfere with the Company’s business operations, the Company agrees to make reasonable efforts to cooperate with Persons evaluating the potential financing of the Transactions on behalf of the Buyer and the Merger Sub, provided that the Buyer shall use all commercially reasonable efforts to (i) respond to any inquiries made by such Persons prior to forwarding such inquiries to the Company, and (ii) limit in-person meetings with the Company to the greatest extent practicable.

ARTICLE VII
CONDITIONS TO MERGER

7.1                                 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                  Stockholder Approval. The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b)                                 HSR Act and Foreign Antitrust Laws. All mandatory waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

(c)                                  Governmental Approvals. Other than the filing of the Articles of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other Transactions shall have been filed or been obtained.

7.2                                 Additional Conditions to Obligations of the Buyer and the Merger Sub. The obligations of the Buyer and the Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Sub:

(a)                                  Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and accurate as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such particular date) as follows: (i) the representations and warranties of the Company set forth in Section 3.24 shall be true and accurate in all respects except for de minimis inaccuracies of not more than $150,000 in the aggregate; (ii) the representations and warranties of the Company set forth in Sections 3.2, 3.14(a) and 3.21 shall be true and accurate in all respects, except for de minimis inaccuracies which do not, individually or collectively, result in a net increase in the aggregate Merger Consideration or in the costs, expenses or fees associated with the consummation of the Transactions of more than $500,000 in the aggregate; and (iii)  the representations and warranties of the Company set forth in all other Sections shall be true and accurate, except for failures to be true and accurate which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)                                  Officer’s Certificate. The Company shall have delivered to the Buyer and the Merger Sub a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and
7.2(b).

(d)                                 No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other Transactions or (B) cause the Transactions to be rescinded following consummation; provided, however, that each of the Buyer and the Merger Sub shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

(e)                                  No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof.

(f)                                    Dissenters. The holders of not more than twenty percent (20%) of the outstanding Company Common Stock shall have exercised dissenters’ rights in accordance with the MBCA (excluding any holders who have exercised but have failed to properly perfect, or have otherwise lost, such rights prior to the Effective Time in accordance with the MBCA).

(g)                                 Cash and Working Capital Items. At the Closing, the Company shall deliver to the Buyer a certificate executed by a duly authorized officer of the Company confirming that, as of two days prior to the Closing, (i) the Company’s consolidated cash balance is not less than the amount listed in Section 7.2(g) of the Company Disclosure Schedule, (ii) the Company’s consolidated net working capital balance, measured as of the last day of the most recent closed fiscal month immediately preceding the month in which the Closing Date occurs, is not less than the amount listed in Section 7.2(g) of the Company Disclosure Schedule, and (iii) the Company is, in the ordinary course of business consistent with past practice, current and not past due in all material respects on any payment obligations or liabilities of any kind (including, but not limited to, debt payments, accrued liabilities, payables, etc.), excluding any items that are being contested on a legitimate basis in the ordinary course of business which are disclosed by the Company to the Buyer. No more than three Business Days prior to the Closing, the Company shall have provided the Buyer with documentation and/or information reasonably satisfactory to the Buyer confirming that the Company should reasonably be expected to meet the conditions set forth in the immediately preceding sentence as of the Closing Date. Notwithstanding the forgoing, none of the expenditures incurred by the Company in connection with the Transactions which are listed in Section 7.2(g) of the Company Disclosure Schedule, shall be considered in determining whether any of the conditions in this Section 7.2(g) have been satisfied.

(h)                                 Further Actions. The Company shall have performed in all respects all of the actions listed in Section 7.2(h) of the Company Disclosure Schedule.

7.3                                 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                                  Representations and Warranties. The representations and warranties of the Buyer and the Merger Sub set forth in this Agreement shall be true and accurate as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) as follows: (i) the representations and warranties set forth in Sections 4.2(a) shall be true and accurate in all respects, except for de minimis inaccuracies which do not materially affect the Buyer and the Merger Sub’s ability to complete the Transactions; and (ii) all other representations and warranties of the Buyer and the Merger Sub shall be true and accurate, except for such exceptions to such representations and warranties which, individually or in the aggregate, have not had and could not reasonably be expected to have a Buyer Material Adverse Effect (it being understood that a breach of the representations and warranties set forth in Section 4.6 shall be deemed to constitute a Buyer Material Adverse Effect); provided, however, that in the case of (ii) above, to the extent that portions of such representations and warranties are qualified by a “materiality” or “Buyer Material Adverse Effect” qualifier, such portions of such representations and warranties shall be true and accurate in all respects after giving effect to such qualifiers.

(b)                                 Performance of Obligations of the Buyer and the Merger Sub. The Buyer and the Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date. The Company shall have received a certificate signed on behalf of the Buyer by its President to such effect.

(c)                                  Officer’s Certificate. The Buyer and the Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of the Buyer and the Merger Sub certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

(d)                                 No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other Transactions or (B) cause the Transactions to be rescinded following consummation; provided, however, that the Company shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

(e)                                  Financing. The Buyer shall have sufficient funds to consummate the Merger and the other Transactions and, at or prior to the Closing, shall have provided evidence thereof reasonably satisfactory to the Company.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1                                 Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Meeting) by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected and the date of such termination (the “Termination Date”):

(a)                                  by mutual written consent of the Buyer, the Merger Sub and the Company; or

(b)                                 by either the Buyer or the Company if the Merger shall not have been consummated by December 31, 2006 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date; and provided, further, that, if a request for additional information is received from the U.S. Federal Trade Commission (“FTC”) or Department of Justice (“DOJ”) pursuant to the HSR Act, such Outside Date will be extended to the 90th Day following acknowledgment by the FTC or DOJ, as applicable, that the Buyer and the Company have compiled with such request, but in any event not later than February 15, 2007; or

(c)                                  by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used reasonable efforts to prevent the occurrence of and to remove such order, decree or ruling;

(d)                                 by either the Buyer or the Company if, at the Company Meeting (including any adjournments or postponements thereof to any date prior to the Outside Date) at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the approval of the Company Voting Proposal shall not have been obtained;

(e)                                  by the Company or the Buyer, if the Company Board or the Special Committee, pursuant to and in compliance with Section 6.1, shall have either (i) approved or recommended to the stockholders of the Company any Superior Proposal, or (ii) effected a Change in the Company Recommendation;

(f)                                    by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) by its nature is not capable of being cured or, if reasonably capable of being cured, shall not have been cured by the Company within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(g)                                 by the Company, if the Company is not in material breach of its obligations under this Agreement and there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) by its nature is not capable of being cured or, if reasonably capable of being cured, shall not have been cured by the Buyer or the Merger Sub, as the case may be, within twenty (20) Business Days following receipt by the Buyer and the Merger Sub of written notice of such breach or failure to perform from the Company.

For the purposes of clarification, the right of each party (the “Non-Breaching Party”) to terminate in the case of Sections 8.1(f) or 8.1(g) above, respectively, shall apply to a breach of any representation or warranty made by the other party (the “Breaching Party”) on the date hereof or the failure to perform any covenant of the Breaching Party during the Pre-Closing Period, in each case, regardless of whether the Closing Date has occurred, if such breach (i) is of a nature that would otherwise cause the conditions to the obligations of the Non-Breaching Party set forth in Sections 7.2(a) or 7.2(b), on the one hand, or Sections 7.3(a) or 7.3(b), on the other hand, not to be satisfied, and (ii) if curable, is not cured in accordance with Sections 8.1(f) or 8.1(g), as the case may be.

Notwithstanding anything to the contrary in this agreement, (i) no party to this Agreement shall have the right to amend, modify, supplement or otherwise update its Disclosure Schedule and (ii) to the extent that any of the Company, Buyer or Merger Sub otherwise has the right pursuant to this Agreement to cure its breach of or failure to perform any representation, warranty, covenant or agreement made on the date hereof, no such party shall be deemed to have cured such breach or failure to perform through any purported amendment, modification, supplement or update of its Disclosure Schedule or by virtue of any qualification to its officer’s certificate to be delivered pursuant to Sections 7.2 and 7.3, as applicable.

8.2                                 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Merger Sub or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that the provisions of Section 5.2 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3                                 Fees and Expenses.

(a)                                  Except as otherwise set forth in this Section 8.3, all Expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. “Expenses,” as used in this Agreement, shall include all reasonable out of pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including financing fees), hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other Transactions.

(b)                                 The Company agrees that if this Agreement shall be terminated:

(i)                                     by the Buyer or the Company pursuant to Section 8.1(d), then the Company shall pay the Buyer the Company Termination Fee and the Termination Expenses if and only if (A) at the time of the Company Meeting there was a publicly announced and not withdrawn Acquisition Proposal, and (B) concurrently with such termination or within three hundred and fifteen (315) days after the Termination Date, the Company enters into definitive agreement to effect, or consummates, an Acquisition Proposal;

(ii)                                  by the Buyer or the Company pursuant to Section 8.1(e), then the Company shall pay the Buyer the Company Termination Fee and the Termination Expenses; or

(iii)                               by the Buyer pursuant to Section 8.1(f), then the Company shall pay the Buyer the Company Termination Fee and the Termination Expenses.

(c)                                  The Company Termination Fee shall be paid to the Buyer or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement pursuant to Section 8.1(e) or 8.1(f) and (ii) within two Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Termination Expenses shall be paid to the Buyer or its designee by the Company in immediately available funds within two Business Days after the later of (i) the event that give rise to such payment obligation, and (ii) receipt by the Company of reasonable documentation with respect to such Expenses.

(d)                                 For purposes of:

(i)                                     this Section 8.3, Acquisition Proposal shall have the meaning assigned to such term in
Section 6.1(e).

(ii)                                  this Agreement, the term “Company Termination Fee” means an amount equal to $1,500,000.

(iii)                               this Agreement, the term “Termination Expenses” means an amount, not to exceed $1,000,000, equal to the reasonably documented Expenses of the Buyer and the Merger Sub.

(e)                                  The Buyer agrees that, if the Company shall terminate this Agreement pursuant to Section 8.1(g), then the Buyer shall pay to the Company a fee of $3,000,000 (the “Buyer Termination Fee”) in immediately available funds concurrently with and as a condition to the effectiveness of a termination of this Agreement pursuant to Section 8.1(g).

(f)                                    Each of the Company and the Buyer acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this

Agreement. If the Buyer brings an Action alleging that the Company has failed to pay the Company Termination Fee or any Termination Expenses when due, or if the Company brings an Action alleging that the Buyer has failed to pay the Buyer Termination Fee, the party who prevails in such Action shall be reimbursed by the other party for all reasonable costs and expenses actually incurred or accrued by such prevailing party (including reasonable fees and expenses of counsel) in connection with such Action.

8.4                                 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal, but, after receipt of any such Required Company Stockholder Vote, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5                                 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors or the Special Committee, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

9.1                                 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.11, 6.12, 6.13, 8.2 and 8.3 and Article IX.

9.2                                 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Merger Sub, to :

Inomax, LLC
c/o The ComVest Group
One North Clematis, Suite 300
West Palm Beach, Florida 33401
Attn:Stephen Winslett
Facsimile: (561) 868-6098

with a copy to:

Akerman Senterfitt
One Southeast Third Avenue
Miami, Florida 33131
Attn: Carl Roston
Facsimile: (305) 374-5095

If to the Company, to:

Zomax Incorporated
5353 Nathan Lane
Plymouth, Minnesota 55442
Attn: Chief Financial Officer
Facsimile: (763) 519-3710

with a copy to:

Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attn: Melodie Rose
Facsimile: (612) 492-7077

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3                                 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4                                 No Third Party Beneficiaries. Except as provided in Sections 6.8 (Indemnification), 6.11 (Employee Compensation), 6.12 (Accrued Personal, Sick or Vacation Time) and 6.13 (Service Credit), this Agreement is not intended, and shall not be deemed, to (a) confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, (b) create any agreement of employment with any Person or (c) otherwise create any third-party beneficiary hereto.

9.5                                 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto; provided further that no such assignment shall relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6                                 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.7                                 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8                                 Interpretation. When reference is made in this agreement to an article or a section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9                                 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Minnesota.

9.10                           Remedies. Notwithstanding anything to the contrary in this Agreement, (i) the Buyer’s receipt of the Company Termination Fee and the Termination Expenses pursuant to Section 8.3(e) shall constitute liquidated damages and shall be the sole and exclusive remedy of the Buyer and Merger Sub for (A) any breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company, (B) any loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and/or (C) any other losses or damages incurred in connection with this Agreement, and upon payment of the Company Termination Fee and the Termination Expenses in accordance with Section 8.3, none of the Company or the Subsidiaries, or any officers, directors, employees, agents, representatives or stockholders of the Company or the Subsidiaries, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (ii) the Company’s receipt of the Buyer Termination Fee pursuant to Section 8.3 shall constitute liquidated damages and shall be the sole and exclusive remedy of the Company and the Subsidiaries for (A) any breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyer or the Merger Sub, (B) any loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and/or (C) any other losses or damages incurred in connection with this Agreement, and upon payment of the Buyer Termination Fee in accordance with Section 8.3, none of the Buyer or Merger Sub or any officers, directors, employees, agents, representatives or stockholders of the Buyer or Merger Sub, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The parties hereto further acknowledge and agree that (1) the amounts of the Company Termination Fee, Termination Expenses, and Buyer Termination Fee represent the parties’ reasonable estimates, as of the date hereof, of the actual damages that would be caused as a result of a breach of, or failure to perform, this Agreement, and (2) as of the date hereof, the amount of actual damages that would be caused as a result of, or failure to perform, this Agreement are difficult to determine by the parties.

9.11                           Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Hennepin County District Court of the State of Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12                           Knowledge of the Company. For the purposes of this Agreement, the phrases “to the knowledge of the Company” or “to the Company’s knowledge” refer to the actual knowledge of the executive officers of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer, the Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

INOMAX, LLC

By:	ComVest Investment Partners II LLC,
its Manager

	By:	/s/ Michael Falk

	Name:	Michael Falk
	Title:	Managing Partner

ZOMAX MERGER CORP.

By:	/s/ Michael Falk

Name:	Michael Falk
Title:	President

ZOMAX INCORPORATED

By:	/s/ Anthony Angelini

Name:	Anthony Angelini
Title:	President and CEO